Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-224366 and 333-218886 on Form S-3 and Registration Statement Nos. 333-143432, 333-182427, and 333-157151 on Form S-8 of our report dated February 21, 2020, relating to the consolidated financial statements and financial statement schedules of Pinnacle West Capital Corporation and subsidiaries, and the effectiveness of Pinnacle West Capital Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
February 21, 2020